UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 22, 2021

TPI Composites, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-37839	20-1590775
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8501 N. Scottsdale Rd, Gainey Center II, Suite 100, Scottsdale, Arizona 85253
(Address of principal executive offices) (Zip Code)

480-305-8910
(Registrant's telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01	TPIC	NASDAQ Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) Election of Directors

In connection with the issuance and sale of $350,000,000 of Series A Preferred Stock by TPI Composites, Inc. (the “Company”) in November 2021 to Oaktree Power Opportunities Fund V (Delaware) Holdings L.P., Opps TPIC Holdings, LLC and Oaktree Phoenix Investment Fund, L.P. (collectively, the “Purchasers”), the Purchasers and the Company entered into an Investor Rights Agreement pursuant to which the Purchasers are entitled, among other things, to designate one representative to the Company’s Board of Directors (the “Board”). The Purchasers have designated Peter Jonna as their representative and the Company appointed Mr. Jonna to the Board on December 22, 2021. Mr. Jonna was appointed as a Class III Director to serve for a term expiring at the Company’s 2022 annual meeting of stockholders, or until his successor is elected or qualified or until his earlier resignation or removal. Mr. Jonna was not appointed to any committees of the Board.

Mr. Jonna is a managing director in Oaktree’s GFI Energy Group, which executes the Power Opportunities investment strategy. He is responsible for sourcing, executing and overseeing investments in leading companies in the energy, utility and industrials sectors. Mr. Jonna currently serves on the boards of Shoals Technologies Group (NASDAQ: SHLS), Montrose Environmental Group (NYSE: MEG), TPI Composites (NASDAQ: TPIC) and Signal Energy. Mr. Jonna previously served on the boards of directors of Array Technologies (NASDAQ: ARRY), Infrastructure & Energy Alternatives (NASDAQ: IEA), Renewable Energy Infrastructure Group, Fidelity Building Services Group and Sterling Solutions. Prior to joining Oaktree in 2013, he was as an investment analyst in the Americas investment team of the UBS Infrastructure Asset Management strategy investing directly in energy, power and transportation infrastructure assets. Mr. Jonna began his career as a project development engineer in Skanska’s Large Projects Group which focused on developing and constructing public private partnerships and infrastructure development projects. Mr. Jonna earned an M.S. in civil engineering from Stanford University and a B.S. in civil engineering from University of California, Los Angeles.

Mr. Jonna will receive an option to purchase shares of the Company’s common stock, par value $0.01 per share, with a total value of $60,000, pursuant to the Company’s Second Amended and Restated Non-Employee Director Compensation Policy (the “Director Compensation Policy”) and the Company’s 2015 Amended and Restated Stock Option and Incentive Plan (the “Plan”). The option will have a term of ten years and will vest over four years (25% on the first anniversary date of the grant date and 25% on each yearly anniversary of the grant date thereafter); provided, however that the option will vest in its entirety upon a change of control of the Company. In addition, Mr. Jonna will receive an award of restricted stock units with a total value of $28,750 pursuant to the Director Compensation Policy and the Plan. The restricted stock units will vest in full on the earlier of the Company’s next annual meeting of stockholders, or the first-year anniversary of the date of the grant so long as Mr. Jonna continues to serve on the Board through the vesting date. In addition, Mr. Jonna will also receive an annual cash fee of $75,000 for serving on the Board in accordance with the Director Compensation Policy. There are no related party transactions between the Company and Mr. Jonna (or any of his immediate family members) requiring disclosure under Item 404(a) of Regulation S-K.

The Board has determined that Mr. Jonna will be an independent director for purposes of NASDAQ rules. The Company will enter into its standard form of indemnification agreement with Mr. Jonna in connection with his appointment to the Board.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TPI Composites, Inc.

Date: December 22, 2021	By:	/s/ Adan Gossar
Adan Gossar Interim Chief Financial Officer and Principal Accounting Officer